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                                MARGIN AGREEMENT
                                       TO
                                 TUCKER ANTHONY

         1. I agree as follows with respect to all of my accounts, in which I have an interest alone or with others, which I have opened or may open in the future, with you for the purchase and sale of securities:

         2. I am of full age and represent that I am not an employee of any exchange or of a Member Firm of any Exchange or the NASD, or of a bank, trust company, or insurance company and that I will promptly notify you in writing if I become so employed.

         3. All transactions for my account shall be subject to the constitution, rules, regulations, customs and usages, as the same may be constituted from time to time, of the exchange or market (and its clearing house, if any) where executed.

         4. Any and all credit balances, securities, and all other property of whatsoever kind, including but not limited to: property belonging to me, owed to me, or in which I may have an interest held by you or carried for my accounts, shall be subject to a general lien, for the discharge of my obligations (including unmatured and contingent obligations) by you. This general lien shall apply to all of my obligations to you, however arising and without regard to whether or not you have made advances with respect to such property. Such credit balances, securities, and all other property, as referenced above, may, without notice to me, be carried in your general loans, and all securities may be pledged, repledged, hypothecated or rehypothecated, separately or in common with other securities or any other property, for the sum due to you thereon or for a greater sum, without retaining in your possession and control, for delivery a like amount of similar securities or other property. At any time and from time to time you may, in your discretion, without notice to me, apply and/or transfer any securities, cash or any other property therein, interchangeably between any accounts in which I may have an interest whether individual, joint, or otherwise or from any of my accounts to any account guaranteed by me. You are specifically authorized to transfer to my cash account on the settlement day following a purchase made in that account, excess funds available in any of my other accounts, including but not limited to any free balances in any margin account or in any non-regulated, sufficient to make full payment of this cash purchase. I agree that any debit occurring in any of my accounts may be transferred by you at your option to my margin account.






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         5. I will maintain such margins as you may in your discretion require from time to time and will pay on demand any debit balance owing with respect to any of my accounts. Whenever in your discretion you deem it desirable for your protection, (and without the necessity of a margin call) including but not limited to an instance where a petition in bankruptcy or for the appointment of a receiver is filed by or against me, or an attachment is levied against my account, or in the event of notice of my death or incapacity, or in compliance with the orders of any Exchange, you may, without prior demand, tender, and without any notice of the time or place of sale, all of which are expressly waived, sell any or all securities which may be in your possession, or which you may be carrying for me, or buy any securities of which my account or accounts may be short, in order to close out in whole or in part any commitment in my behalf or you may place stop orders with respects to such securities or commodities and such sale or purchase may be made at your discretion on any Exchange or other market where such business is then transacted, or at public auction or private sale, with or without advertising and neither any demands, calls, tenders or notices which you may make or give in any one or more instances nor any prior course of conduct or dealings between us shall invalidate the aforesaid waivers on my part. You shall have the right to purchase for your own account any or all of the aforesaid property at any such sale, discharged of any right of redemption, which is hereby waived.

         6. All transactions in any of my accounts are to be paid for or required margin deposited no later than 2:00 p.m. (ET) on the settlement date.

         7. I understand that I may convert my securities account to a Freedom Essentials account at any time. The Freedom Essentials account is a securities account which is linked to the Freedom Money Market Mutual Funds. If I choose to convert my securities account to a Freedom Essentials account I will receive written confirmation of my request. Such written confirmation will include my choice of a Money Market Fund.

         I understand that you will charge, and I agree to pay, the current annual fee for Freedom Essentials. Such annual fee will be paid in advance as set forth in the Freedom Account Program Description. I may cancel my Freedom Essentials account at any time. I understand, however, that if I cancel my Freedom Essentials account I will not receive a refund of any portion of the annual fee.

         Free credit balances in a Freedom Essentials account, that is any cash balance of $1 or more will automatically be invested, on a daily basis, in the Freedom Money Market Fund of my choice. Specifically, an order to purchase shares of or make a deposit into a Money Market Fund will be placed in the case of available cash resulting from non-trade credits (i.e., receipt of dividend or interest payments,

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depositing cash into my Freedom Essentials account) on the business day after receipt by you. All shares purchased or monies deposited pursuant to these procedures will begin earning dividends on the business day after the order is placed. I understand that generally a purchase order or deposit will not be entered until free credit cash balances or cash in the form of federal funds become available to you. However, in certain situations, you may advance federal funds to the Freedom Funds on my behalf to enable me to purchase shares of a Freedom Money Fund and earn Fund dividends prior to final collection of checks deposited in my Freedom Essentials account. I understand that you may reasonably withhold access to the redemption proceeds of Freedom Fund shares purchased with, funds so advanced, until all deposited checks have cleared.

         It is anticipated that the Freedom Funds will declare dividends daily, as earned, on shares of a Freedom Fund and will reinvest daily any such dividends in additional Freedom Fund shares. Client understands that an investment in shares of the Funds is not equivalent to a bank deposit. As with any investment in securities, the value of Clients investment may fluctuate. The shares of beneficial interest of the Funds are maintained on the register of the Freedom Fund. Certificates are not physically issued. Securities in Client's Account are protected by the Securities Investor Protection Corporation and additional similar protection is provided through insurance purchased by Wexford Clearing Services Corp.

         For Tenancy by the Entirety Accounts: Clients specifically authorize each other to use the Account to buy and sell securities, or otherwise use the assets of the Account without the prior approval of the other.

         8. I agree to pay interest and service charges upon my accounts monthly at the prevailing rate as determined by you.

         9. I agree that, in giving orders to sell, all "short" sale orders will be designated as "short" by me and all "long" sale orders will be designated as "long" by me and that the designation of a sell order as "long" is a representation on my part that I own the security and, if the security is not in your possession that it is not then possible to deliver the security to you forthwith and I will deliver it on or before the settlement date.

         10. Reports of the execution of orders and statements of my account shall be conclusive, if not objected to in writing, addressed to the branch manager of the office servicing such account(s) within five days and ten days, respectively, after transmittal to me by mail or otherwise.

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         11. All communications including margin calls may be sent to me at my address given you, or at such other address as I may hereafter give you in writing, and all communications so sent, whether in writing or otherwise, shall be deemed given to me personally, whether actually received or not.

         12. No waiver of any provision of this agreement shall be deemed a waiver of any other provision, nor a continuing waiver of the provision or provisions so waived.

         13. I understand that no provision of this agreement can be amended or waived except in writing signed by an officer of your Company, and that this agreement shall continue in force until its termination by me is acknowledged in writing by an officer of your Company; or until written notice of termination by you shall have been mailed to me at my address last given you.

         14.      (a) Arbitration is final and binding on the parties.

                  (b) The parties are waiving their right to seek remedies in court, including the right to jury trial.

                  (c) Pre-arbitration discovery is generally more limited than and different from court proceedings.

                  (d) The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

                  (e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

         The undersigned agrees, and by carrying an account for the undersigned you agree, all controversies which may arise between us concerning any transaction or the construction, performance or breach of this or any other agreement between us, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration.

         This contract shall be governed by the laws of the State of New York, and shall inure to the benefit of your successors and assigns, and shall be binding on the undersigned, my heirs, executors, representatives, attorneys-in-fact, administrators and assigns. Any controversy arising out of or relating to my account, to transactions with or for me or to this Agreement or the breach thereof, and whether executed or to be executed within or outside of the United States, shall be settled by arbitration before either the New York Stock Exchange, Inc. or the National Association of

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Securities Dealers, Inc. or any other self-regulatory organization of which
Wexford Clearing Services Corporation is a member, as I may elect and under the then existing arbitration procedures of the forum I have elected. If I do not make such election by registered mail addressed to you at your main office within five (5) days after demand by you that I make such election, then you may make such election. Notice preliminary to, in conjunction with, or incident to such arbitration proceeding, may be sent to me by mail and personal service is hereby waived. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof, without notice to me. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or
(ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

         15. If any provision hereof is or at any time should become inconsistent with any present or future law, rule or regulation of any securities or commodities exchange or of any sovereign government or a regulatory body thereof and if any of these bodies have jurisdiction over the subject matter of this agreement, said provision shall be deemed to be superseded or modified to conform to such law, rule or regulation, but in all other respects this agreement shall continue and remain in full force and effect.

         16. I agree that my broker is a third-party beneficiary of this Agreement and that the terms and conditions hereof, including the arbitration provision, shall be applicable to all matters between or among myself and either my broker and/or Wexford Clearing Services Corporation.

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                                LENDING AGREEMENT

         You and any firm succeeding to your firm are hereby authorized from time to time to lend separately or together with the property of others, either to yourselves or to others, any property, together with all attendant rights of ownership, which you may be carrying for me on margin. In connection with such loans, you may receive and retain certain benefits to which I will not be entitled. In certain circumstances, such loans may limit, in whole or in part, my ability to exercise voting rights of me securities lent. This authorization shall apply to all accounts carried by you for me and shall remain in full force until written notice or revocation is received by you at your principal office in New York.

         By signing this agreement, I acknowledge that my securities may be loaned to you or loaned out to others. By signing this agreement, I acknowledge that I have received a copy of this agreement.

         This agreement contains a pre-dispute arbitration clause at page 2 at paragraph 14.

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              Date                                 Tucker Anthony

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